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                                                                Exhibit 2.2
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                               VOTING AGREEMENT


      This Voting Agreement dated as of July 31, 1997, is entered into between Mercantile Bancorporation Inc. ("Mercantile"), and the undersigned director and shareholder ("Shareholder") of Horizon Bancorp, Inc. ("Horizon").

      WHEREAS, Horizon and Mercantile have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of today, which contemplates the acquisition by Mercantile of 100% of the capital stock of Horizon (collectively, the "Horizon Stock") by means of a merger between Horizon and Mercantile's subsidiary, Ameribanc, Inc. (the "Merger"); and

      WHEREAS, Mercantile is willing to expend the substantial time, effort and expense necessary to implement the Merger, only if Shareholder enters into this Voting Agreement; and

      WHEREAS, the undersigned shareholder of Horizon believes that the Merger is in his best interest and the best interest of Horizon;

      NOW, THEREFORE, in consideration of the premises, Shareholder hereby agrees as follows:

                  1.    Voting Agreement - Shareholder shall vote all of the
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shares of Horizon Stock he now owns or hereafter acquires, in favor of the
Merger at the meeting of shareholders of Horizon to be called for the purpose of approving the Merger (the "Meeting").

                  2.    No Competing Transaction - Shareholder shall not vote
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any of his shares of Horizon Stock in favor of any other merger or sale of all or substantially all the assets of Horizon to any person other than Mercantile or its affiliates until closing of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of Horizon and Mercantile, whichever comes first.

                  3.    Transfers Subject to Agreement - Shareholder shall not
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transfer his shares of Horizon Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and satisfactory to Mercantile.

                  4.    Meeting - At Mercantile's request, Shareholder shall
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use his best efforts to cause the Meeting to be held as soon as practicable.

                  5.    No Ownership Interest.  Nothing contained in this
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Voting Agreement shall be deemed to vest in Mercantile any direct or indirect ownership or incidence of ownership of or with respect to any shares of Horizon Stock. All rights, ownership and economic benefits of and relating to the shares of Horizon Stock shall remain and belong to Shareholder and Mercantile shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Horizon or exercise any power or authority to direct Shareholder in the voting of any of his shares of Horizon Stock, except as otherwise expressly provided herein, or the performance of his duties or responsibilities as a director of Horizon.

                  6.    Evaluation of Investment.  Shareholder, by reason of
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his knowledge and experience in financial and business matters and in his capacity as a director of a financial institution, believes himself capable of evaluating the merits and risks of the potential investment in common stock of Mercantile, $0.01 par value ("Mercantile Common Stock"), contemplated by the Agreement.



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                  7.    Documents Delivered.  Shareholder acknowledges having
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reviewed the Agreement and its attachments and that reports, proxy statements and other information with respect to Mercantile filed with the Securities and Exchange Commission (the "Commission") were, prior to his execution of this Voting Agreement, available for inspection and copying at the Offices of the Commission and that Mercantile delivered the following such documents to
Horizon:

                        (a) Mercantile's Annual Report on Form 10-K for the year ended December 31, 1996;

                        (b) Mercantile's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

                        (c) Mercantile's Current Reports on Form 8-K dated May 2, 1997, May 13, 1997 and July 14, 1997 and
                              Current Report on Form 8-K/A dated May 22, 1997.

                  8.    Amendment and Modification.  This Voting Agreement may
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be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Shareholder and Mercantile.

                  9.    Entire Agreement.  This Voting Agreement evidences the
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entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements among Horizon and its shareholders concerning the Merger, disposition or control of the stock of Horizon.

                  10.   Severability.  The parties agree that if any provision
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of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

                  11.   Counterparts.  This Voting Agreement may be executed
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in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.   Governing Law.  The validity, construction,
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enforcement and effect of this Voting Agreement shall be governed by the internal laws of the State of Missouri, without regard to its conflict of laws principles.

                  13.   Headings.  The headings for the paragraphs of this
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Voting Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

                  14.   Termination.  This voting agreement shall terminate
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upon the consummation of the Merger or upon termination of the Agreement, whichever comes first.

                  15.   Successors.  This Voting Agreement shall be binding
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upon and inure to the benefit of Mercantile and its successors, and
Shareholder and Shareholder's spouse and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal


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representatives.  This Voting Agreement shall survive the death or incapacity of Shareholder. This agreement may be assigned by Mercantile only to an affiliate of Mercantile.


                              MERCANTILE BANCORPORATION INC.



                              By:
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                                   John W. Rowe, Executive Vice President
                                   Mercantile Bank National Association
                                   Authorized Officer



                              SHAREHOLDER



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